Exhibit 10.2

February 1, 2003

Richard Murray, Ph.D.

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Dear Rich,

As you know, Protein Design Labs, Inc. (“PDL”) is negotiating to acquire Eos Biotechnology, Inc. (“Eos”). You are being offered continued employment with PDL following, and contingent on, the closing of the acquisition of Eos by PDL (the “Closing”). This letter is to confirm the terms of your employment with PDL following the Closing.

On behalf of Protein Design Labs, Inc. subject to approval by the board of directors I am pleased to extend to an offer for the position of VP, Research, reporting to Mark McDade, CEO.

The monthly salary for this position is $22,916.67 (275,000/annually). We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage.

Finally, in addition to our salary and benefits packages, I am pleased to offer to you options to purchase 105,000 shares of Protein Design Labs Common Stock under the PDL 1999 Nonqualified Stock Option Plan. This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement. The option will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. The exercise price will be equal to the fair market value of the stock on the date the Board approves the stock offer.

As a key employee, PDL is offering you a retention package (the “Retention Bonus”). You will receive a one-time cash payment in the amount of $91,000 on your 12-month anniversary as a PDL employee. The Retention Bonus will be paid in the first payroll following your 12-month anniversary as a PDL employee.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause.

To indicate your acceptance of this offer, please sign and date one copy of this letter in the space below and return it to me in the enclosed envelope at your earliest convenience. This letter, along with any agreements relating to proprietary rights or stock purchase between you and PDL, set forth the terms of your employment with PDL and supersede any prior representations of agreements, whether written or oral. Your signature also acknowledges that you understand that your current Eos vacation balance will roll over to PDL.

Richard Murray, Ph.D.

February 1, 2003

This letter may not be modified or amended except by a written agreement, signed by PDL and by you. This letter is contingent upon the occurrence of the Closing. If the closing does not occur by March 31, 2003, then this offer shall be null and void.

We are very excited at the prospect of your joining Protein Design Labs and becoming a key contributor to our efforts. This offer will remain open until February 2, 2003 at which time it will expire if not previously accepted.

Sincerely,

/s/ Mark McDade	/s/ Richard Murray
Mark McDade	Richard Murray, Ph.D.
CEO
February 4, 2003
Date